Exhibit 99.1

   Uranium Resources, Inc. Announces Appointment of a New President
                       and Independent Director


    LEWISVILLE, Texas--(BUSINESS WIRE)--Oct. 5, 2006--Mr. Paul K. Willmott, CEO and Chairman of the Board of Directors of Uranium Resources, Inc. (OTCBB: URRE) is pleased to announce the appointment of Mr. David N. Clark to the position of President and Chief Operating Officer. Mr. Clark currently serves as a Director of the Company and Chairman of the Strategic Planning Committee of the Board of Directors. He will continue to serve in these roles.

    Mr. Clark is the principal owner of the Ux Consulting Company LLC ("UxC"). UxC publishes the Ux Weekly and the UxC Market Outlook Reports, which cover the complete nuclear fuel cycle including uranium, conversion, and enrichment. Mr. Clark co-founded UxC in March 1994 as an affiliate of The Uranium Exchange Company ("Ux"), a uranium brokerage and consulting company he founded in 1987. Mr. Clark has also held marketing positions with other entities in the nuclear fuel business. He began his career as a Field Geologist and Market Analyst for the uranium division of the Cleveland-Cliffs Iron Company. Mr. Clark holds a Bachelor of Science degree in Geology (1978) from the University of Akron.

    Mr. Clark will be based in the Company's Corpus Christi office location.

    The Company is also pleased to announce that it has expanded its Board of Directors from four to five members. Mr. Terence J. Cryan was appointed to fill the vacancy.

    Mr. Cryan is the Managing Director of Concert Energy Partners LLC, a New York based investment banking and private equity investment firm specializing in the energy and natural resources industries. Mr. Cryan was previously Senior Managing Director of Bear Stearns & Co. Inc. Mr. Cryan holds degrees from Tufts University and the London School of Economics.

    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the OTC Bulletin Board under the symbol URRE. The Company specializes in in-situ solution mining and holds mineralized uranium materials in South Texas and New Mexico.

    CONTACT: Uranium Resources, Inc.
             David N. Clark, President and Chief Operating Officer,
             361-883-3990
             or
             Thomas H. Ehrlich, Vice President - CFO,
             972-219-3330